EXHIBIT 10.5
FOURTH AMENDMENT TO LEASE
     This FOURTH AMENDMENT TO LEASE (“Fourth Amendment”) is dated for reference purposes May 7, 2008 (“Fourth Amendment Date”), by and between ARI COMMERCIAL PROPERTIES, INC., a California corporation, in its capacity as agent for the tenant-in-common owners of the Building (“Landlord”), and REVA MEDICAL, INC., a California corporation (“Tenant”), with reference to the facts set forth in the Recitals below.
RECITALS
     A. Landlord, as successor-in-interest to FSP Telecom Business Center Limited Partnership, and Tenant, formerly known as MD3 Inc., are parties to a Telecom Business Center NNN Lease dated as of December 18, 2001, as amended by the First Amendment to Lease dated as of January 3, 2005, the Second Amendment to Lease dated as of February 18, 2006, and the Third Amendment to Lease dated as of December 14, 2006 (collectively, “Lease”) for certain premises consisting of approximately 12,799 square feet of rentable area within Suite B (“Original Premises”) of the building located at 5751 Copley Drive, San Diego, California (“Building”), as more specifically described in the Lease.
     B. Landlord and Tenant have agreed to make certain modifications to the Lease, including, among other things, (i) expanding the Original Premises, (ii) extending the term of the Lease, (iii) increasing the number of parking spaces provided to Tenant, and (iv) providing for certain improvements to be made to the Original Premises and the Expansion Premises (as defined below).
AMENDMENT
     NOW, THEREFORE, in consideration of the Recitals above, the mutual covenants and conditions below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Expansion of the Original Premises. Effective as of the date (“Expansion Commencement Date”) of Substantial Completion of the Improvement Work (as defined in the Work Letter attached as Exhibit “A”), Tenant shall lease approximately 4,219 additional square feet of rentable area located in Suite E of the Building (“Expansion Premises”). The Expansion Premises are depicted on the Space Plan attached to the Work Letter as Exhibit “A-l”. The lease term for the Expansion Premises shall begin on the Expansion Commencement Date and end on the date that is thirty-six (36) months following the Expansion Commencement Date (“Fourth Amendment Expiration Date”), on all of the same terms and conditions of the Lease, except as specifically set forth in this Fourth Amendment. The estimated Expansion Commencement Date is July 1, 2008. Promptly after the determination of the Expansion Commencement Date, Tenant shall execute an Expansion Commencement Certificate in the form of the attached Exhibit “B”. Notwithstanding any provision of the Lease to the contrary, beginning on the Expansion Commencement Date (a) the “Premises” shall mean the Original Premises and the Expansion Premises collectively, and (b) the Premises shall consist of a total of 17,018 square feet of rentable area.

     2. Extension of Term of the Original Premises. Beginning upon the expiration of the Third Extension Term (i.e., beginning on March 1, 2010), the term of the Lease shall be extended until the Fourth Amendment Expiration Date on all of the same terms and conditions of the Lease, except as specifically modified by this Fourth Amendment.
     3. Rent.
          (a) Base Rent for the Expansion Premises. Beginning on the Expansion Commencement Date, and continuing through and until the Fourth Amendment Expiration Date, Tenant shall pay monthly Base Rent for the Expansion Premises pursuant to the following schedule:

	Amount of Base Rent
	Payable Per Month
	Per Rentable Square	Amount of Total Base Rent
Months*	Foot**	Payable Per Month
1-12	$1.60	$6,750.40
13-24	$1.66	$6,986.66
25-36 (i.e., the Fourth Amendment Expiration Date)	$1.71	$7,231.20

*	For the purposes of this Section 3(a), the reference to “Months” shall mean the number of months following the Expansion Commencement Date. For example, “12” shall mean the twelfth (12th) month following the Expansion Commencement Date.

**	An approximation based on rounding the result of the “Amount of Total Base Rent Payable Per Month” divided by the total rentable square footage of the Expansion Premises.
          (b) Base Rent for the Original Premises. Monthly Base Rent for the Original Premises shall be payable pursuant to the Lease until February 28, 2010. Beginning on March 1, 2010, and continuing through and until the Fourth Amendment Expiration Date, Tenant shall pay monthly Base Rent for the Original Premises pursuant to the following schedule:

	Amount of Base Rent
	Payable Per Month	Amount of Total Base Rent
Months	Per Rentable Square Foot*	Payable Per Month
3/1/2010 – 2/28/2001	$1.63	$20,800.01
3/1/2011 – the Fourth Amendment Expiration Date	$1.68	$21,528.01

*	An approximation based on rounding the result of the “Amount of Total Base Rent Payable Per Month” divided by the total rentable square footage of the Expansion Premises.
          (c) First Month’s Base Rent for the Expansion Premises. Concurrently with Tenant’s execution of this Fourth Amendment, Tenant shall pay to Landlord in immediately available funds (i) the sum of Six Thousand Seven Hundred Fifty and 40/100 Dollars ($6,750.40), which Landlord shall credit against the first monthly installment of Base Rent for the Expansion Premises; and (ii) an amount equal to the first monthly installment of Tenant’s Percentage Share for the Expansion Premises.

          (d) Security Deposit. Upon execution of this Fourth Amendment, Tenant shall deposit with Landlord Six Thousand Seven Hundred Fifty and 40/100 Dollars ($6,750.40), which Landlord shall hold as security for the Premises in accordance with this Section. Tenant and Landlord acknowledge that immediately prior to the Fourth Amendment Date Landlord is not holding a security deposit. Effective as of the Fourth Amendment Date, Section 16.4.10 of the Telecom Business Center NNN Lease is deleted.
          (e) Tenant’s Percentage Share. Beginning on the Expansion Commencement Date, “Tenant’s Percentage Share” shall mean 16.73% with respect to the Premises. To the extent necessary to calculate Tenant’s Percentage Share with respect to the Original Premises or the Expansion Premises separately, the term “Tenant’s Percentage Share” shall mean 12.58% with respect to the Original Premises, and the term “Tenant’s Percentage Share” shall mean 4.15% with respect to the Expansion Premises.
     4. Improvements. Within five (5) days after the full execution of this Fourth Amendment by Landlord and Tenant and the delivery by Tenant of the amounts required under Sections 3(c) and 3(d) above, Landlord shall deliver the Expansion Premises to Tenant in its “as is” condition with no representations and warranties, express or implied, as to the suitability, quality or condition of any of the existing improvements or any fixtures or equipment contained therein or otherwise serving the Expansion Premises and with no obligation on the part of the Landlord to undertake or pay for any work with regard to the Expansion Premises, except as specifically set forth in this Fourth Amendment and except for those maintenance and/or repair obligations of Landlord contained in the Lease. Upon delivery of the Expansion Premises to Tenant, Tenant shall have the right to construct the Improvement Work (as defined in the Work Letter) pursuant to the terms of the Work Letter attached hereto as Exhibit “A”.
     5. Parking. Commencing as of the Expansion Commencement Date, Tenant shall have the right to use fourteen (14) additional unreserved parking spaces pursuant to the terms and conditions of the Lease. Landlord acknowledges that immediately prior to the Expansion Commencement Date, Tenant has been utilizing forty-two (42) unreserved parking spaces.
     6. Brokers. Tenant represents and warrants to Landlord that Tenant is represented by Irving Hughes (“Tenant’s Broker”) and that no party is entitled to a commission or fee in connection with this Fourth Amendment other than Tenant’s Broker and Landlord’s broker, CB Richard Ellis, Inc., each of whom shall be paid by Landlord pursuant to a separate written agreement. Tenant shall defend, indemnify and hold Landlord harmless from and against any claims for liability arising out of any claim by anyone other than Tenant’s Broker or Landlord’s broker and claiming by or through Tenant.
     7. Defined Terms. Unless otherwise specifically defined in this Fourth Amendment, terms with initial capital letters in this Fourth Amendment shall have the same meaning as such terms have in the Lease.
     8. No Construction Against Party Drafting Amendment. Landlord and Tenant acknowledge and agree that each of them, and their respective professional advisors, have reviewed this Fourth Amendment and that the provisions of this Fourth Amendment shall not be construed against either party. The rule of construction that ambiguities are to be construed against the party drafting the agreement shall not apply to the interpretation of this Fourth Amendment and is waived.
     9. Counterpart Execution. This Fourth Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall constitute one instrument.
     10. Continued Effect. Except as specifically modified by this Fourth Amendment, all of the terms, conditions and provisions of the Lease shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Lease.
LANDLORD: ARI Commercial Properties, Inc., a California corporation, in its capacity as agent for the tenant-in-common owners of the Building

By:	/s/ David Ho David Ho, Senior Vice President	Date: 5/18/08

TENANT: Reva Medical, Inc., a California corporation

By:	/s/ Robert K. Schultz Name: Robert K. Schultz	Date: 5-8-08
Title: President

EXHIBIT “A”
Work Letter
     1. Tenant Improvements. The improvements (collectively, “Improvement Work”) to be constructed on and within the Original Premises and the Expansion Premises shall consist of those improvements depicted on the drawings attached to this Work Letter as Exhibit “A-l”, which drawings are incorporated herein by this reference (“Space Plan”). Construction of the Improvement Work shall be by or at the direction of Tenant, subject to Landlord’s supervision, at Tenant’s sole cost and expense (including all hard construction costs, planning and design costs and permits fees), except for payment of the Allowance (as defined below) in the manner set forth in this Work Letter. Such construction shall be completed subject to the terms of this Work Letter, using building standard methods, materials and finishes; provided, however, that Tenant shall be able to elect to use above building standard methods, materials and finishes, subject to Landlord’s reasonable approval.
     2. Tenant’s Representative. Tenant hereby designates Joe Dipari (telephone no. 858-430-0720) as Tenant’s representative, and he is authorized to receive notices, approve submittals and issue requests for changes. Landlord shall be entitled to rely upon authorizations and directives of such person, as if given directly by Tenant. Tenant may amend the designation of its construction representative at any time upon delivery of written notice to Landlord.
     3. Construction Drawings. Prior to construction of the Improvement Work, Tenant shall cause, at Tenant’s sole cost and expense, the preparation of working drawings for the Improvement Work (“Construction Drawings”) based on the Space Plan and shall submit the Construction Drawings to Landlord for review and approval, which shall not be unreasonably withheld or delayed beyond five (5) business days after delivery thereof to Landlord. Notwithstanding the foregoing, however, if the Construction Drawings do not accurately depict the Improvement Work shown on the Space Plan (as reasonably determined by Landlord’s construction manager), it shall not be unreasonable for Landlord to delay its approval of the Construction Drawings until the same are appropriately revised by Tenant (as reasonably determined by Landlord’s construction manager). Tenant shall be responsible for submitting the Construction Drawings to the City of San Diego for review and approval. Any changes to the Space Plan or the Construction Drawings after approval by Landlord, whether such change is requested by the City of San Diego or otherwise, shall be submitted to Landlord for Landlord’s review and approval, which shall not be unreasonably withheld or delayed. No portion of the Improvement Work shall be undertaken by Tenant until the Construction Drawings have been finally approved by Landlord. Any and all cost related to either the illegality or malfunctioning of any item or aspect of any of the Improvement Work, whether arising from the design, plans, specifications, working drawings or otherwise, shall be borne solely by Tenant, notwithstanding Landlord’s approval of the same.
     4. Permits. Tenant shall be responsible, at Tenant’s sole cost and expense, for obtaining all permits and approvals required by any governmental agency or regulatory body in connection with Tenant’s installation and construction of the Improvement Work, including without limitation, all permits that may be required by the California Environmental Protection

Agency, the Regional Air Quality Management District, and/or the California Department of Health Services. Tenant shall use its due diligence in procuring all such permits and approvals.
     5. Construction; Compliance with Laws and Landlord Requirements. The Improvement Work shall be constructed and/or installed by contractors and subcontractors selected by Tenant, and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall enter into a direct contract for the construction and/or installation of the Improvement Work with such contractors and subcontractors. (If the general contractor will be selecting and entering into contracts directly with the subcontractors, then Landlord shall have the right to approve of such subcontractors, which approval shall not be unreasonably withheld, conditioned or delayed.) Tenant shall construct and install the Improvement Work, or shall cause the Improvement Work to be constructed and/or installed: (i) with due diligence, in a good and workmanlike manner, using materials that are new and of a quality equal to or greater than those as specified in the Building standards; (ii) in compliance with the Construction Drawings; (iii) in accordance with all applicable building codes, ordinances, laws or regulations governing the Improvement Work; (iv) in compliance with the construction rules and regulations promulgated by Landlord from time to time; and (v) subject to all conditions which Landlord may, in Landlord’s reasonable discretion, impose, including requirements for Tenant to provide payment or performance bonds or additional insurance if reasonably required (from Tenant or Tenant’s contractors, subcontractors or design professionals). Any material deviation from the approved Construction Drawings will require Landlord’s prior written approval. Landlord shall have the right to post a notice of non-responsibility at a prominent location within the Expansion Premises and the Original Premises. Tenant acknowledges that Landlord shall not be obligated to remove any cabling currently located in the Expansion Premises. Landlord’s approval of the Space Plans, the Construction Drawings and/or any revisions thereto, or Landlord’s supervision or performance of any work for or on behalf of Tenant, shall not be deemed to be a representation by Landlord that the Space Plans, the Construction Drawings and/or any revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the improvements constructed in accordance with the Space Plans and/or the Construction Drawings or any revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations or will be adequate for Tenant’s use.
     6. Entry to Expansion Premises to Construct Improvement Work. Any entry into the Expansion Premises by Tenant, its contractors and/or subcontractors prior to the Expansion Commencement Date shall be in a manner and upon terms and conditions and at times satisfactory to Landlord. Tenant, its contractors and subcontractors shall comply with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord at least twenty-four (24) hours prior to proceeding with any such entry, with all such certificates naming Landlord and its property manager as additional insureds on a separate endorsement. Tenant, its contractors and subcontractors shall not have the right to construct and install the Improvement Work until at least twenty-four (24) hours after the delivery to Landlord of reasonable written evidence that the City of San Diego has approved the Construction Drawings and issued the appropriate building permits. Notwithstanding the foregoing, Tenant shall have the right to enter the Expansion Premises prior to the issuance of such building permits to commence ordinary pre-construction activities for which a permit is not required. The entry shall be deemed to be under ail of the provisions of the Lease except as to the covenants to pay Base Rent and Tenant’s Percentage Share. A violation of Landlord’s rules, regulations, and requirements established by Landlord pursuant to this Work Letter shall constitute a default of the Lease. Landlord shall not be liable in any way for any injury, loss or damage that may occur to or as a result of any such work being performed by Tenant, the same being solely at Tenant’s risk.
     7. Expansion Premises “As-Is”. Tenant accepts the Expansion Premises in their “as-is” condition and configuration, and Tenant agrees that Landlord shall not be required to perform any work or incur any costs in connection with the construction or demolition of any improvements in the Original Premises or the Expansion Premises, except as provided below with respect to the Allowance. Notwithstanding the foregoing, Landlord represents that all plumbing, mechanical, HVAC, and electrical systems located within the Expansion Premises shall in be good working order as of the date that this Fourth Amendment is fully executed and delivered. If any work outside the Expansion Premises or the Original Premises, or any work on or adjustment to any of the Building systems, is required in connection with or as a result of the Improvement Work, such work shall be performed at Tenant’s expense by contractors designated by Landlord. Tenant taking possession of the Expansion Premises shall be deemed conclusive evidence that, as of the date of taking possession, the Expansion Premises are in good order and satisfactory condition.
     8. No Rent Abatement. Tenant acknowledges that the work to be performed by Tenant pursuant to this Work Letter shall be performed while Tenant is occupying the Original Premises, that Tenant shall be entitled to (but shall not be obligated to) conduct business throughout the course of construction of such renovations and that Tenant shall not be entitled to any abatement of rent, nor shall Tenant be deemed to be constructively evicted from the Original Premises, as a result of the construction of such renovations.
     9. Assignment of Warranties. Tenant shall assign to Landlord on a non-exclusive basis all contractor and subcontractor warranties and guaranties relating to the Improvement Work, to the extent assignable.
     10. Substantial Completion. “Substantial Completion of the Improvement Work” shall mean the earlier of (i) the date on which (1) all of the Improvement Work has been completed in accordance with this Work Letter subject to “punch list” items, and (2) all approvals required by the City of San Diego for occupancy of the Expansion Premises have been issued; (ii) the date that Tenant commences its normal business operations from the Expansion Premises; or (iii) August 31, 2008. If Substantial Completion of the Improvement Work is delayed by any Tenant Delay (as defined below), then the Expansion Commencement Date and the payment of Base Rent and additional rent for the Expansion Premises shall be accelerated by the number of days of such Tenant Delay on a day-for-day basis. Landlord shall give Tenant written notice within a reasonable time of any circumstance that Landlord believes constitutes a Tenant Delay. A “Tenant Delay” shall include, but shall not be limited to, any delay caused by or resulting from any one or more of the following:

          (a) Tenant’s failure to timely review and reasonably approve any preliminary or final layout, drawings and/or plans;
          (b) Tenant’s request for or use of special materials, finishes or installations that are not readily available;
          (c) Tenant’s failure to obtain any necessary governmental approvals or permits for the Improvement Work;
          (d) Any change requested by Tenant, including any changes requested by Tenant to the Space Plan or the Construction Drawings after they have been approved; and
          (e) Tenant’s, or any of Tenant’s contractor’s or subcontractor’s, failure to provide any certificate of insurance, as required under Paragraph 6 above.
     11. Tenant Improvement Allowance. Tenant shall construct and install the Improvement Work at Tenant’s sole cost and expense; provided, however, that if Tenant is not in default under the Lease on the Expansion Commencement Date, then Landlord shall contribute an improvement allowance equal to (i) Ten and 00/100 Dollars ($10.00) per rentable square foot for the Improvement Work in the Expansion Premises (i.e., $42,190.00) (“Expansion Premises Allowance”), and (ii) One and 50/100 Dollars ($1.50) per rentable square foot for the Improvement Work in the Original Premises (i.e., $19,198.50) (“Original Premises Allowance”), for a total allowance of Sixty-One Thousand Three Hundred Eighty-Eight and 50/100 Dollars ($61,388.50) (collectively, “Fourth Amendment Allowance”). The Expansion Premises Allowance shall be used only for Improvement Work in the Expansion Premises and the Original Premises Allowance shall be used only for Improvement Work in the Original Premises. In addition, Tenant has an unused tenant improvement allowance pursuant to the Third Amendment to Lease in the amount of up to Thirty-Eight Thousand Three Hundred Ninety-Seven ($38,397.00) (“Third Amendment Allowance”). The Third Amendment Allowance may be used only for Improvement Work in the Original Premises. Notwithstanding the foregoing, Tenant may use the Third Amendment Allowance to pay for improvements that Tenant has made to the Original Premises prior to the Fourth Amendment Date (“Third Amendment Improvement Work”); provided, however, that in seeking reimbursement for the cost of the Third Amendment Improvement Work Tenant complies with all requirements regarding the reimbursement of the costs for the Improvement Work set forth in this Work Letter. The Fourth Amendment Allowance and the Third Amendment Allowance (collectively, “Allowance”) shall not be used for any rent credit or for the purchase or installation of any of Tenant’s furniture, fixtures, equipment, personal property, cabling or communications systems. The Allowance shall be paid to Tenant within thirty (30) days following receipt by Landlord of (a) payment receipts covering all labor and materials expended and used in the construction and installation of the Improvement Work; (b) copies of lien waivers from all contractors and materialmen in statutory form; (c) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the Improvement Work as completed; (d) as-built plans of the Improvement Work; (e) the written certification of Tenant and its architect that the Improvement Work has been constructed and installed in a good and workmanlike manner in accordance with the Construction Drawings and applicable building codes, ordinances, laws or regulations; (f) a duly issued, written certificate of occupancy and/or equivalent final inspection by the governmental agency having jurisdiction relative to occupancy of the Expansion Premises and the completion of the Improvement Work; (g) reasonable written evidence that all permit and approval fees relating to the construction and installation of the Improvement Work have been paid by Tenant; and (h) copies of all construction warranties and guarantees relating to construction of the Improvement Work, if any, and an assignment to Landlord on a non-exclusive basis of all of such warranties and guaranties, to the extent assignable. The Expansion Premises Allowance shall be disbursed in the amount reflected on the payment receipts for the Improvement Work in the Expansion Premises that meet the requirements above. The Original Premises Allowance shall be disbursed in the amount reflected on the payment receipts for the Improvement Work in the Original Premises that meet the requirements above. The Third Amendment Allowance shall be disbursed in the amount reflected on the payment receipts for the Improvement Work in the Original Premises and the Third Amendment Improvement Work that meet the requirements above. Notwithstanding any provision of the Lease to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall resume only when and if such default is cured. In the event that the Expansion Premises Allowance is not sufficient to pay for the entire cost to complete the Improvement Work in the Expansion Premises, then Tenant shall pay any and all excess costs related to such Improvement Work. Tenant acknowledges that neither the Original Premises Allowance nor the Third Amendment Allowance can be applied to any such excess costs for the Improvement Work in the Expansion Premises. In the event that the Original Premises Allowance and the Third Amendment Allowance are not sufficient to pay for the entire cost to complete the Improvement Work in the Original Premises, then Tenant shall pay any and all excess costs related to such Improvement Work. Tenant acknowledges that the Expansion Premises Allowance cannot be applied to any such excess costs for the Improvement Work in the Original Premises. In the event that the Expansion Premises Allowance exceeds the cost of the Improvement Work in the Expansion Premises, or if the full Expansion Premises Allowance amount is not applied to the cost of the Improvement Work in the Expansion Premises within twelve (12) months after the Expansion Commencement Date, then any remaining portion of the Expansion Premises Allowance shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. In the event that the Original Premises Allowance exceeds the cost of the Improvement Work in the Original Premises, or if the full Original Premises Allowance amount is not applied to the cost of the Improvement Work in the Original Premises within twelve (12) months after the Expansion Commencement Date, then any remaining portion of the Original Premises Allowance shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. In the event that the Third Amendment Allowance exceeds the cost of the Improvement Work in the Original Premises and the Third Amendment Improvement Work, or the full Third Amendment Allowance is not applied to the cost of the Improvement Work in the Original Premises or the Third Amendment Improvement Work within twelve (12) months after the Expansion Commencement Date, then any remaining portion of the Third Amendment Allowance shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Landlord shall be entitled to deduct from the Fourth Amendment Allowance a construction management fee for Landlord’s oversight and supervision of the Improvement Work in an amount equal to two percent (2%) of the disbursed portion of the Fourth Amendment

Allowance. Pursuant to the Third Amendment, Landlord shall be entitled to deduct from the Third Amendment Allowance a construction management fee for Landlord’s oversight and supervision of the Improvement Work and the Third Amendment Improvement Work in an amount equal to three percent (3%) of the disbursed portion of the Third Amendment Allowance.
     12. Indemnification. Tenant shall indemnify and defend (with counsel chosen by Landlord) Landlord and its members, agents, employees, partners, and their respective employees, partners, officers, directors, agents, representatives, successors and assigns and hold them harmless from and against any and all suits, claims, liens, actions, losses, costs, liabilities or expenses (including attorneys’ fees and claims for workers’ compensation) arising out of or in connection with the Improvement Work (including, but not limited to, claims for breach of warranty, personal injury or property damage). Landlord shall have the right, in Landlord’s sole and exclusive discretion, to settle, compromise, or otherwise dispose of any and all suits, claims, and actions against any of the indemnified parties arising out of or in connection with the Improvement Work.
     13. Applicable Only to the Expansion Alterations. This Work Letter shall not be deemed applicable to any additional space added to the Original Premises or the Expansion Premises at any time or from time to time, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EXHIBIT “B”
Expansion Commencement Certificate
     This Expansion Commencement Certificate (“Certificate”) is given by REVA MEDICAL, INC., a California corporation (“Tenant”), to ARI COMMERCIAL PROPERTIES, INC., a California corporation, in its capacity as agent for the tenant-in-common owners of the Building (“Landlord”), with respect to that certain Fourth Amendment to Lease dated May 7, 2008 (“Fourth Amendment”), under which Tenant has leased from Landlord certain premises known as Suite E (“Expansion Premises”) in the building located at 5751 Copley Drive, San Diego, California (“Building”).
     In consideration of the mutual covenants and agreements stated in the Fourth Amendment, and intending that this Certificate may be relied upon by Landlord and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Building, Tenant certifies as follows:
     a. Except for those terms expressly defined in this Certificate, all initially capitalized terms have the meanings stated for such terms in the Lease.
     b. The Expansion Commencement Date occurred on                     , 2008.
     c. The Fourth Amendment Expiration Date (which is the lease expiration date for both the Original Premises and the Expansion Premises) is                     , 2011.
     d. The dates on which Base Rent for the Expansion Premises increases are:                     , 2009, and                     , 2010.
TENANT: Reva Medical, Inc., a California corporation

By:	Date:

Name:

Title:

B-1